Exhibit 10.1

PREMIERE GLOBAL SERVICES, INC.
FOURTH AMENDMENT TO
FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Fourth Amendment to the Fourth Amended and Restated Employment Agreement (the “Fourth Amendment”) is made and entered into by and between Premiere Global Services, Inc., a Georgia corporation (the “Company”), and Boland T. Jones (the “Executive”), on January 13, 2010, to be effective as of January 1, 2010.

     WHEREAS, the Company and the Executive entered into that certain Fourth Amended and Restated Executive Employment Agreement dated as of April 18, 2005, which was amended on September 15, 2006, December 21, 2007 and December 23, 2008 (the “Original Agreement”); and

     WHEREAS, the Company and the Executive desire to amend the Original Agreement as set forth herein.

     NOW, THERERFORE, in consideration of and reliance upon the foregoing and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby amend the Original Agreement as follows:

     1.     Section 2.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

    Section 2.2     Bonus Compensation.

     (i)     In addition to his Base Salary, the Executive will be entitled to earn an annual bonus and/or quarterly bonuses for each calendar year during the term of this Agreement based upon performance criteria and targets established from time to time by the Compensation Committee. Executive’s target cash bonus for each calendar year will be equal to 100% of his Base Salary for such year (the “Cash Bonus”). Unless the Committee determines otherwise prior to the end of the first quarter of a given calendar year, 80% of the Cash Bonus will be allocated to achievement of quarterly targets (i.e., 20% per quarter) and 20% allocated to achievement of annual targets. The Executive will also be entitled to any additional bonus and incentive compensation granted to Executive by the Compensation Committee in its discretion. The timing of determination and the date of payment of the bonus would be consistent with the payment dates for the other senior officers of the Company. First, second and third quarter Cash Bonuses, if any, will be paid during the quarter following the end of the relevant quarter. Fourth quarter and annual Cash Bonuses, if any, will be paid in the calendar year following the year in which the bonus was earned, but no later than March 15 of such following year.

     (ii)   The Executive will also be entitled to receive a bonus payable in shares of restricted common stock of the Company (“the Stock Bonus”) issued under the Company’s Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”). The Stock Bonus would be payable on the same dates as any quarterly and/or annual Cash Bonuses, as the case may be, and will consist of a number of shares of restricted stock equal to (a) the dollar amount of the Cash Bonus payable for such period divided by (b) the per share closing price of the common stock as reported by the New York Stock Exchange (or other primary exchange on which the common stock may then trade) on the date of payment of the relevant Cash Bonus. No fractional shares shall be issued; cash will be paid in lieu thereof. Subject to 2.2(iii), each share of restricted stock issued as a Stock Bonus will vest (and will no longer be subject to risk of forfeiture) on the business day following the date of payment.

     (iii)    The restricted share agreement related to any Stock Bonus shares shall provide that those shares may not be sold or transferred for a period of 18 months following the date on which those shares are issued; provided, however, that this transfer restriction shall not apply to the following: (a) any sale or transfer (including an implied sale pursuant to a net share settlement arrangement with the Company) to satisfy state, local, federal or foreign income tax liabilities of the Executive arising from the receipt or vesting of those shares; (b) any transfer to a charitable trust established by the Executive; and (c) any transfer upon or following a Change in Control of the Company, a termination of the Executive by the Company without Cause or by the Executive for Good Reason, or as otherwise permitted by the Compensation Committee, in its sole discretion.

     (iv)     In connection with the execution of this Fourth Amendment, the Company will grant to Executive an aggregate of 675,000 shares of restricted common stock of the Company as a long-term incentive award (the “LTI”) issued under the Plan pursuant to two restricted stock agreements of even date herewith as follows:

     (a)     Two-thirds of the LTI, or 450,000 shares, will vest (and will no longer subject to the risk of forfeiture) in 12 equal quarterly installments of 37,500 shares beginning on March 31, 2010, provided that Executive is then still employed by the Company or any of its Affiliates; and

     (b)     One-third of the LTI, or 225,000 shares, will vest (and will no longer subject to the risk of forfeiture) in three equal annual installments of 75,000 shares for each of fiscal years 2010, 2011 and 2012 on the business day following the date on which the Company pays any fourth quarter and annual Stock Bonus for the applicable year based upon the Company’s achievement of specified revenue and adjusted EBITDA targets as set forth on Exhibit A hereto (the “Performance Targets”). Any such shares that do not vest upon the determination of the achievement of Performance Targets in 2010 and 2011 may vest based upon the overachievement of Performance Targets in a subsequent year, as set forth in Exhibit A hereto on the business day following the date on which the Company pays any fourth quarter and annual Stock Bonus for fiscal year 2012, and, to the extent they do not then vest, shall be forfeited upon the determination of the achievement of Performance Targets for 2012.

     (v)     Executive will also be entitled to earn an additional grant of up to 50% of the LTI, or 337,500 shares of restricted common stock of the Company issued under the Plan, with a grant date of the date on which the Company pays any fourth quarter and annual Stock Bonus for fiscal year 2012, based upon overachievement of the Performance Targets also as set forth on Exhibit A hereto (the “Overachievement Shares”). The restricted stock agreement for any Overachievement Shares shall provide that such shares will vest (and will no longer be subject to the risk of forfeiture) on the business day following the grant date. In addition, upon the occurrence of a Change in Control of the Company, Executive shall be entitled to earn a portion (1/3 for a Change in Control occurring in 2011 and 2/3 for a

Change in Control occurring in 2012) of the Overachievement Shares upon achievement of both of the applicable Performance Targets for the calendar year immediately preceding the year in which the Change in Control occurs as set forth on Exhibit A hereto.

     2.     Section 2.6 of the Original Agreement is amended by striking the cross reference to Section 2.2(iv) and inserting in lieu thereof the cross reference “Section 2.2(i)”.

     3.     Section 2.9 of the Original Agreement is amended by striking the last two sentences therein.

     4.     Section 2.10(ii)(c) of the Original Agreement is amended by striking “Approval by the shareholders of the Company of:” and inserting in lieu thereof the phrase “Consummation of:”

     and subsections (i), (ii) and (iii) of this Section 2.10(ii)(c) shall remain in full force and effect.

     5.     Section 4 of the Original Agreement is amended by striking the first sentence thereof, and, in lieu thereof, inserting the following sentence:

     “The Executive’s term of employment under this Agreement will expire on January 1, 2013.”

     6.     Section 5.2 of the Original Agreement is amended by striking the cross reference to Section 2.2(iv) and inserting in lieu thereof the cross reference “Section 2.2(i)”.

     7.     Section 7 of the Original Agreement is amended by the addition of a new Section 7.5 at the end thereof to read as follows:

“Section 7.5 Any right to a series of installment payments under this Agreement shall, for purposes of Section 409A of the Code, be treated as a right to a series of separate payments.”

     8.     Section 21 of the Original Agreement is amended by striking the addresses and inserting in the lieu thereof the following:

“If to the Company:

   Premiere Global Services, Inc.
   The Terminus Building
   3280 Peachtree Road, NW, Suite 1000
   Atlanta, GA 30305-2422
   Attention: Chief Legal Officer
   Facsimile: (404) 262-8540

If to the Executive:

   Boland T. Jones

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     9.     Except as otherwise provided herein, the terms and conditions of the Original Agreement shall remain in full force and effect.

(Signatures on the Following Page)

     IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date hereof.

PREMIERE GLOBAL SERVICES, INC.		EXECUTIVE

By:	/s/ Scott Askins Leonard	/s/ Boland T. Jones
	Scott Askins Leonard	Boland T. Jones
Its: SVP – Legal and General Counsel